Exhibit 4.1

Form of Common Share Certificate

Number [redacted]

Shares [redacted]

IRET

Investors Real Estate Trust

A North Dakota Real Estate Investment Trust

THIS CERTIFIES THAT

SAMPLE

is/are the owner(s) of

fully paid Common Shares of Beneficial Interest of INVESTORS REAL ESTATE TRUST, a North Dakota Real Estate Investment Trust, which are held subject to the Third Restated Declaration of Trust dated September 23, 2003, which, together with any subsequent amendments thereto, is hereby incorporated in and made a part of this certificate.

The holder hereof has no interest, legal or equitable, in any specific property of the Trust and no transfer of this certificate will affect Investors Real Estate Trust until this certificate has been surrendered at the offices of the Trust, or Transfer Agent, and the transfer recorded on the books of the Trust.

IN WITNESS WHEREOF, the Trustees have caused this certificate to be signed by their duly authorized agents.

Dated:

____
President/SVP/VP/Secretary

____
President/SVP/VP/Secretary

Countersigned:
INVESTORS REAL ESTATE TRUST

Transfer Agent & Registrar

By ______________________________

Cusip No.
461730 10 3

“The securities represented by this certificate are subject to restrictions on ownership and transfer for purposes of the Trust’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Amended and Restated Declaration of Trust of the Trust, no Person may Beneficially Own Shares in excess of 9.8% (or such greater percentage as may be determined by the Board of Trustees of the Trust) of the number or value of the outstanding Shares of the Trust. Any Person who attempts or proposes to Beneficially Own Shares in excess of the above limitations must notify the Trust in writing at least thirty (30) days prior to such proposed or attempted Transfer. In addition, Share ownership by and transfers of Shares to Non-U,S, Persons are subject to certain restrictions. If the restrictions on transfer are violated, the securities represented hereby shall be designated and treated as Excess Shares that shall be held in trust by the Excess Share Trustee for the benefit of the Charitable Beneficiary. All capitalized terms in this legend have the meanings defined in the Amended and Restated Declaration of Trust of the Trust, a copy of which, including the restrictions on transfer, shall be furnished to each Shareholder on request and without charge.”

Investors Real Estate Trust
A North Dakota Real Estate Investment Trust
3015 16th Street SW, Suite 100, Minot, ND 58701
1-888-478-4738